Chase Packaging Corporation

FOR IMMEDIATE RELEASE

Chase Packaging Completes Closing of Private Placement

Fair Haven, New Jersey - September 10, 2007 - Chase Packaging Corporation, which trades over-the-counter under the symbol “CPKA,” today announced the completion of a Private Placement of 13,334 investment units at a per unit purchase price of $150, for a total subscribed amount of $2,000,100. Each investment unit consists of: (1) one share of Series A 10% Convertible Preferred Stock, par value $1.00 per share, stated value $100 per share; (2) 500 shares of the Company’s $0.10 par value Common Stock; and (3) 500 Warrants, each of which is exercisable into one share of the Company’s Common Stock at $0.15 per share.

The Company ceased its prior packaging business operations as of December 31, 1997, and since that time the Company has maintained its publicly-held status, but does not conduct any substantive business.

The net proceeds from the recently completed private placement will initially be invested in short term U.S. Treasury securities and be used for working capital and general corporate purposes while the Company’s Board pursues opportunities for a business transaction with an independent operating company.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.
# # #

CONTACT:

Chase Packaging Corporation
Ann C.W. Green (732) 741-1500
Chief Financial Officer

636 River Road, Fair Haven, NJ 07704